eHealth Appoints Cesar Soriano as New Independent Board Director

SANTA CLARA, Calif., May 6, 2021 — eHealth, Inc. (NASDAQ: EHTH) today announced the appointment of Cesar Soriano, Chief Executive Officer of Confie Corporation, to its board of directors, effective immediately. Mr. Soriano brings more than 20 years of leadership in the financial, insurance, and business services industries, as well as significant operations, sales effectiveness, and technology experience.

“We are pleased to welcome Cesar Soriano to the eHealth board,” said Scott Flanders, Chief Executive Officer of eHealth. “We are eager to benefit from his insights and fresh perspectives, particularly given his leadership for companies that rely on online, telephonic, and in-person sales operations, and his track record of driving value. I look forward to working closely with him to build on the momentum from our strong start to 2021.”

The addition of Mr. Soriano to the board of directors satisfies the condition of the March 2021 agreement between eHealth and Hudson Executive Capital to cooperate in good faith to agree on a second director to add to eHealth’s board of directors. Mr. Soriano’s appointment follows the previously announced appointment of former Rosetta Stone CEO, John Hass.

Mr. Soriano commented, “eHealth’s leadership position in the market and strong focus on driving growth through technology makes it an exciting time to join the company. I look forward to collaborating with Scott and my colleagues on the board to expand eHealth’s unique, customer-focused platform and create value for shareholders.”

About Cesar Soriano
Cesar Soriano currently serves as the Chief Executive Officer of Confie Corporation, a leading personal lines insurance distributor in the United States. He joined Confie in 2016 as its Chief Strategy Officer and subsequently served as its Chief Operating Officer where he defined and led Confie’s stabilization, integration, innovation, and growth plan. Prior to Confie, he was the President and Chief Operating Officer of Interstate National, a provider of finance and insurance products and services. His prior roles also include serving as CEO and President of RSM McGladrey Financial Process Outsourcing, Leader of Business Transformation at TravelClick, Senior Vice President, Global Operations at Bowne Corporation, Vice President, Reengineering and Strategy at Dun and Bradstreet, and leadership roles at Xerox Corporation. Mr. Soriano started his career as a Military Intelligence Officer in the United States Army. He holds a Bachelor of Science in Electrical Engineering (Distinguished Military Graduate) and Master of Science in Management Information Systems from the Florida Institute of Technology.

About eHealth
eHealth, Inc. (NASDAQ: EHTH) operates a leading health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 180 health insurance carriers across fifty states and the District of Columbia.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the benefits of adding new a new director, the growth of our business, and the creation of value for shareholders.
These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include those described in eHealth's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and available on the investor relations page of eHealth's website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission's website at www.sec.gov.

All forward-looking statements in this press release are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Important Additional Information
eHealth, Inc., its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from eHealth’s shareholders in connection with eHealth’s 2021 annual meeting of shareholders (the “2021 Annual Meeting”). eHealth intends to file a definitive proxy statement and a GREEN proxy card with the SEC in connection with any such solicitation of proxies from eHealth’s shareholders. SHAREHOLDERS OF EHEALTH ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING GREEN PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. eHealth’s definitive proxy statement for the 2020 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of eHealth’s directors and executive officers in eHealth’s securities. Information regarding subsequent changes to their holdings of eHealth’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on eHealth’s website at https://ir.ehealthinsurance.com or on the SEC’s website at www.sec.gov. Information can also be found in eHealth’s Annual Report on Form 10-K for the year ended December 31, 2020, as amended by Amendment No. 1 on Form 10-K/A, on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2021 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement and any amendments or supplements to the proxy statement, when they become available, and other documents filed by eHealth with the SEC at no charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge at eHealth’s website at https://ir.ehealthinsurance.com.

Media Relations Contact:
Lara Sasken
Lara.Sasken@ehealth.com

Investor Relations Contact:
Kate Sidorovich
Kate.Sidorovich@ehealth.com